As filed with the Securities and Exchange Commission on January 13, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SWISHER HYGIENE INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

27-3819646

(IRS Employer Identification Number)

4725 Piedmont Row Drive, Suite 400

Charlotte, North Carolina 28210

(704) 364-7707

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven R. Berrard, President and Chief Executive Officer
Swisher Hygiene Inc.

4725 Piedmont Row Drive, Suite 400

Charlotte, North Carolina 28210

Telephone: (704) 364-7707

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to: Edward L. Ristaino, Esq. Michael Francis Esq. Akerman Senterfitt One Southeast Third Avenue, 25th Floor Miami, Florida 33131-1714 Phone: (305) 982-5581 / Fax: (305) 374-5095

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by the selling stockholders.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.     ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, par value $0.001 per share	114,623,633 shares(4)	$3.52	$403,475,189	$7,747
Common Stock, par value $0.001 per share, underlying outstanding promissory notes	4,459,101 shares(5)	$3.52	$15,696,036	$302

(1)	55,789,632 of these shares are subject to lock-up agreements and may not be sold under this registration statement until the lock-up agreements expire. These shares include those held by H. Wayne Huizenga, Steven R. Berrard, and other former shareholders of Swisher International, Inc. The lock-ups expires on the earlier of (i) the public release of Swisher Hygiene’s earnings for the 2011 financial year or (ii) Mach 31, 2012.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended. The calculations of the proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low sale prices of Swisher Hygiene Inc.’s common stock on January 9, 2012, as quoted on the Nasdaq Global Market.
(3)	A fee of $216 is being paid with the filing of this registration statement. The fee relates to 5,000 shares of common stock and 3,178,541 shares of common stock underlying promissory notes. A fee of $59,475 with respect to 114,618,633 shares of common stock and up to 1,280,560 shares of common stock underlying promissory notes was previously paid in connection with the registrant’s Registration Statements on Form S-1 (Reg. Nos. 333-173225 and 333-176101).
(4)	Includes an aggregate of 114,618,633 shares of common stock previously registered on the registrant’s Registration Statements of Form S-1 (Reg Nos. 333-173225 and 333-176101).
(5)	Includes an aggregate of 1,280,560 shares of common stock previously registered as shares of common stock underlying promissory notes on the registrant’s Registration Statements on Form S-1 (Reg. Nos. 333-173225 and 333-176101).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement on Form S-3 carries forward an aggregate of 115,899,193 shares of common stock of Swisher Hygiene Inc. and shares of common stock underlying convertible notes previously registered on Registration Statements on Form S–1, File Nos. 333–173225 and 333–176101 (the “Registration Statements”), as amended, originally filed with the Securities and Exchange Commission on March 31, 2011 and August 5, 2011, respectively, and subsequently declared effective. Pursuant to Rule 429 under the Securities Act of 1933, as amended, this registration statement, upon effectiveness, will serve as a post-effective amendment to the Registration Statements. Accordingly, this registration statement carries forward from the Registration Statements an aggregate of 115,899,193 shares of common stock. In addition, this registration statement registers for resale by certain selling stockholders an additional 5,000 shares of common stock and 3,178,541 shares of common stock underlying convertible notes, which have not been previously registered.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED JANUARY 13, 2012

PROSPECTUS

119,082,734 Shares

SWISHER HYGIENE INC.

The selling stockholders may offer and sell from time to time up to an aggregate of 119,082,734 shares of Swisher Hygiene Inc. common stock that they own. These shares include 55,789,632 shares issued to H. Wayne Huizenga, Steven R. Berrard, and other former shareholders of Swisher International, Inc., which shares are subject to a lock-up agreement that expires on the earlier of (i) the public release of Swisher Hygiene’s earnings for the 2011 fiscal year or (ii) March 31, 2012. These shares also include up to 4,459,101 shares issuable upon the conversion of outstanding promissory notes. For information concerning the selling stockholders and the manner in which they may offer and sell shares of our common stock, see “Selling Stockholders” and “Plan of Distribution” in this prospectus.

We are not selling any securities under this prospectus and we will not receive any proceeds from the sale by the selling stockholders of their shares of common stock.

Our common stock trades on the NASDAQ Global Market (“NASDAQ”) and the Toronto Stock Exchange (“TSX”). On January 12, 2012, the last reported sales price of our common stock on the NASDAQ was $3.67 per share. On January 12, 2012, the last reported sale price for our common stock on the TSX was $3.66 per share (in U.S. dollars).

Investing in the shares involves risks. See “Risk Factors,” beginning on page 2.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of any common stock. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2012.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). Under the shelf process, the selling stockholders may, from time to time, sell the offered securities described in this prospectus in one or more offerings. Additionally, under the shelf process, in certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by one or more of the selling stockholders. We may also provide a prospectus supplement to add information to, or update or change information contained in, this prospectus.

This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for a complete description.

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplements. Such documents contain important information you should consider when making your investment decision. We have not authorized anyone to provide you with different or additional information. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

Unless the context otherwise requires, all references to “Swisher,” “Swisher Hygiene,” the “Company,” “registrant,” “we,” “us,” “our” and similar names refer to Swisher Hygiene Inc. and its consolidated subsidiaries, except where the discussion relates to times or matters occurring before the Merger, as defined below, in which case these words, as well as “Swisher International,” refer to Swisher International, Inc. and its consolidated subsidiaries.

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PROSPECTUS SUMMARY

This summary does not contain all of the information that is important to you. You should read the entire prospectus carefully, including the “Risk Factors” section and the consolidated financial statements and related notes included in this prospectus or incorporated by reference into this prospectus, before making an investment decision.

Our Business

Swisher Hygiene Inc., through its consolidated subsidiaries, franchisees, and international licensees, provides essential hygiene and sanitation solutions throughout North America and internationally. Our solutions include cleaning and sanitizing products and services designed to promote superior cleanliness and sanitation in commercial and residential environments, while enhancing the safety, satisfaction, and well-being of our customers. Our solutions are typically delivered on a regularly scheduled basis and involve providing our customers with: (i) consumable products such as soap, paper, cleaning chemicals, detergents, and supplies, together with the rental and servicing of dish machines and other equipment for the dispensing of those products; (ii) the rental of facility service items requiring regular maintenance and cleaning, such as floor mats, mops, and bar towels; (iii) manual cleaning of their facilities; and (iv) solid waste collection services. We serve customers in a wide range of end-markets, with a particular emphasis on the foodservice, hospitality, retail, industrial, and healthcare industries.

Going forward, we intend to increase sales of our products and expand our services to customers in existing geographic markets as well as expand our reach into additional markets through a combination of organic growth and the acquisition of: (i) Swisher franchises; (ii) independent chemical and facility service providers; (iii) solid waste collection companies; and (iv) other related businesses.

We are a Delaware corporation, originally organized in Canada in 1994. Our principal executive offices are located at 4725 Piedmont Row Drive, Suite 400, Charlotte, North Carolina, 28210. The telephone number of our principal executive offices is (704) 364-7707. We maintain a website at www.swisherhygiene.com on which we post our key corporate governance documents, including our board committee charters and code of business conduct and ethics. We do not incorporate the information on our website into this prospectus and participants should not consider any information on, or that can be accessed through, our website as part of this prospectus. On November 1, 2010, Swisher Hygiene redomiciled to Delaware from Canada, where it had been a publicly-traded corporation, listed on the TSX under the name CoolBrands International Inc. (“CoolBrands”), and trading under the symbol “COB.” We refer to this event as the Redomestication. On November 2, 2010, one day after completion of the Redomestication, CoolBrands Nevada, Inc., a wholly-owned subsidiary of Swisher Hygiene, merged with and into Swisher International, with Swisher International continuing as the surviving corporation. We refer to this event as the Merger. CoolBrands was a Canadian company that historically focused on marketing and selling a broad range of ice creams and frozen snacks. Since the end of the 2005 financial year, subsidiaries of CoolBrands disposed of a majority of CoolBrands’ business operations. Since that time, CoolBrands’ principal operations consisted of the management of its cash resources and reviewing potential opportunities to invest such cash resources. CoolBrands held $61.9 million in cash and cash equivalents as of the closing date of the Merger.

In the Merger, the former stockholders of Swisher International received 57,789,630 shares of Swisher Hygiene common stock, representing, on a fully diluted basis, a 48% ownership interest in Swisher Hygiene at such time. The stockholders of CoolBrands retained 56,225,433 shares of Swisher Hygiene common stock, representing, on a fully diluted basis, a 52% ownership interest in Swisher Hygiene at such time. 55,789,632 of the shares issued to former shareholders of Swisher International are subject to lock-up agreements, which expire on the earlier of (i) the public release of Swisher Hygiene’s earnings for the 2011 fiscal year or (ii) March 31, 2012.

As a result of the Merger, Swisher International became a wholly-owned subsidiary of Swisher Hygiene. Upon completion of the Merger and the Redomestication, Swisher Hygiene inherited the reporting issuer status of CoolBrands. Swisher Hygiene’s shares of common stock began trading on the TSX under the symbol “SWI” on November 4, 2010. As CoolBrands was a reporting issuer (or equivalent) in each of the provinces of Canada, Swisher Hygiene became a reporting issuer in each of the provinces in Canada. On November 9, 2010, we filed a Registration Statement on Form 10 (the “Form 10”) with the Securities Exchange Commission (“SEC”). The Form 10 was deemed effective on January 10, 2011, and since that date, we have been a U.S. reporting company, subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder. On February 2, 2011, we began trading on NASDAQ under the ticker symbol “SWSH.” Our common stock is currently listed on both the NASDAQ and TSX exchanges.

RISK FACTORS

Our business, financial condition, results of operations, cash flows and prospects, and the prevailing market price and performance of our common stock, may be adversely affected by a number of factors, including the matters discussed below. Certain statements and information set forth in this registration statement, as well as other written or oral statements made from time to time by us or by our authorized officers on our behalf, constitute “forwardlooking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. We intend for our forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should note that forward-looking statements in this document speak only as of the date of this registration statement and we undertake no duty or obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that the expectations, plans, intentions and projections reflected in our forward-looking statements are reasonable, such statements are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The risks, uncertainties and other factors that our stockholders and prospective investors should consider include the following:

We have a history of significant operating losses and as such our future revenue and operating profitability are uncertain.

Our future revenue and operating profitability are difficult to predict and are uncertain. We recorded an operating loss of $14.1 million for the nine months ended September 30, 2011 and $15.1 million for the year ended December 31, 2010, and through September 30, 2011, we have accumulated operating losses of approximately $80.6 million since January 1, 2005. In addition, we recorded operating losses of approximately $6.8 million and $10.4 million for the years ended December 31, 2009 and 2008, respectively. We may continue to incur operating losses for the foreseeable future, and such losses may be substantial. We will need to increase revenue in order to generate sustainable operating profit. Given our history of operating losses, we cannot assure you that we will be able to achieve or maintain operating profitability on an annual or quarterly basis or at all.

We may be harmed if we do not penetrate markets and grow our current business operations.

If we fail to further penetrate our core and existing geographic markets, or to successfully expand our business into new markets or through the right sales channels, the growth in sales of our products and services, along with our operating results, could be materially adversely impacted. One of our key business strategies is to grow our business through acquisitions. Acquisitions involve many different risks, including (1) the ability to finance acquisitions, either with cash, debt, or equity issuances; (2) the ability to integrate acquisitions; (3) the ability to realize anticipated benefits of the acquisitions; (4) the potential to incur unexpected costs, expenses, or liabilities; and (5) the diversion of management’s attention and company resources. Many of our competitors may also compete with us for acquisition candidates, which can increase the price of acquisitions and reduce the number of available acquisition candidates. We cannot assure you that efforts to increase market penetration in our core markets and existing geographic markets will be successful. Further, we cannot ensure that we will be able to acquire businesses at the same rate that we have in the past. Failure to do so could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

We may require additional capital in the future and no assurance can be given that such capital will be available on terms acceptable to us, or at all.

We will require substantial capital or available debt or equity financing to execute on acquisition and expansion opportunities that may come available. We cannot assure you that we will be able to obtain additional financial resources on terms acceptable to us, or at all. Failure to obtain such financial resources could adversely affect our plans for growth, or result in our being unable to satisfy financial or other obligations as they come due, either of which could have a material adverse effect on our business and financial condition.

Although the current credit environment has not had a significant adverse impact on our liquidity or cost of borrowing, the availability of funds has tightened and credit spreads on corporate debt have increased. Therefore, obtaining additional or replacement financing may be more difficult and the cost of issuing new debt or replacing a credit facility will likely be at a higher cost than under our current credit facilities. In addition, the current credit and capital markets could adversely impact the liquidity or financial conditions of suppliers or customers, which could, in turn, impact our business or financial results.

Until we completed the Merger, a significant amount of our cash requirements were met through loans or advances from the former Swisher International stockholders; however, none of these former stockholders have agreed to provide the company additional loans, advances, or guarantees in the future.

We have completed a $100 million senior secured credit facility, which we refer to as the credit facility. Borrowings under the credit facility are subject to compliance with financial covenants, including achieving specified Consolidated EBITDA levels (as such term is defined under the credit agreement, which includes specified adjustments and allowances authorized by the lender, as provided for in such definition), which will depend on the success of our acquisition strategy, and maintaining specified leverage and coverage ratios and a minimum liquidity requirement. The credit facility also places restrictions on our ability to incur additional indebtedness, make certain acquisitions, create liens or other encumbrances, sell or otherwise dispose of assets, and merge or consolidate with other entities or enter into a change of control transaction. Failure to achieve or maintain the financial covenants in the credit facility or failure to comply with one or more of the operational covenants could adversely affect our ability to borrow monies and could result in a default under the credit facility. We cannot assure you that we will achieve or maintain compliance with the financial and operational covenants in the credit facility.

We entered into an agreement, which provides financing up to $16.4 million for new and used trucks, carts, compactors, and containers for our Waste segment. The financing will consist of one or more fixed rate loans that have a term of five years. The commitment letter expires in February 2012 with a renewal option of six months, if approved.

We entered into an agreement to finance new and replacement vehicles for our fleet that allows for one or more fixed rate four or five year term loans totaling in the aggregate, no more than $18.6 million. The commitment, which expires in June 2012, is secured by our Waste segment’s vehicles and containers. Borrowings under this loan commitment are subject to the same financial covenants as the above credit facility.

We obtained an additional line of credit of $25 million for new and replacement vehicles for our fleet and obtained a commitment letter, which expires in August 2014 to finance information technology and related equipment not to exceed $2.5 million.

We cannot assure you that sufficient financing will be available in the future on a timely basis, on terms that are acceptable to us or at all. In the event that financing is not available or is not available in the amounts or on terms acceptable to us, the implementation of our acquisition strategy could be impeded, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Failure to attract, train, and retain personnel to manage our growth could adversely impact our operating results.

Our strategy to grow our operations may place a greater strain on our managerial, financial and human resources than that experienced by our larger competitors, as they have a larger employee base and administrative support group. As we grow we will need to:

•

build and train sales and marketing staff to create an expanding presence in the evolving marketplace for our products and services, and to keep staff informed regarding the features, issues and key selling points of our products and services;

•	attract and retain qualified personnel in order to continue to develop reliable and saleable products and services that respond to evolving customer needs; and

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focus personnel on expanding our internal management, financial and product controls significantly, so that we can maintain control over our operations and provide support to other functional areas within our business as the number of personnel and the size of our operations increases.

Competition for such personnel can be intense, and we cannot assure you that we will be able to attract or retain highly qualified marketing, sales and managerial personnel in the future. Our inability to attract and retain the necessary management, technical, sales and marketing personnel may adversely affect our future growth and profitability. It may be necessary for us to increase the level of compensation paid to existing or new employees to a degree that our operating expenses could be materially increased, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

We may not be able to properly integrate the operations of acquired businesses and achieve anticipated benefits of cost savings or revenue enhancements.

Our business strategy includes growing our business through acquisitions. The success of any business combination depends on management’s ability following the transaction to consolidate operations and integrate departments, systems and procedures, and thereby create business efficiencies, economies of scale, and related cost savings. In addition, the acquired customer base must be integrated into the existing service route structure to improve absorption of fixed costs and create operational efficiencies. The retention and integration of the acquired customer base will be a key factor in realizing the revenue enhancements that should accompany each acquired business. We cannot assure you that future results will improve as a result of cost savings and efficiencies or revenue enhancements from any future acquisitions or proposed acquisitions, and we cannot predict the timing or extent to which cost savings and efficiencies or revenue enhancements will be achieved, if at all. For these reasons, if we are not successful in timely and cost-effectively integrating future acquisitions and realizing the benefits of such acquisitions, it could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

We may incur unexpected costs, expenses, or liabilities relating to undisclosed liabilities of our acquired businesses.

In the course of performing due diligence investigations on the companies or businesses we may seek to acquire, we may fail or be unable to discover liabilities of the acquisition candidate that have not otherwise been disclosed. These may include liabilities arising from non-compliance with federal, state or local environmental laws by prior owners, pending or threatened litigation, and undisclosed contractual obligations, for each of which we, as a successor owner, may be responsible. Although we will generally seek to minimize exposure to such liabilities by obtaining indemnification from the sellers of the acquired companies, we cannot assure you that such indemnifications, even if obtainable, will be enforceable, collectible, or sufficient in amount, scope, or duration to fully offset the potential liabilities arising from the acquisitions.

We may recognize impairment charges which could adversely affect our results of operations and financial condition.

We assess our goodwill and other intangible assets and long-lived assets for impairment when required by generally accepted accounting principles in the United States of America (“GAAP”). These accounting principles require that we record an impairment charge if circumstances indicate that the asset carrying values exceed their fair values. Our assessment of goodwill, other intangible assets, or long-lived assets could indicate that an impairment of the carrying value of such assets may have occurred that could result in a material, non-cash write-down of such assets, which could have a material adverse effect on our results of operations.

Goodwill and other intangible assets resulting from acquisitions may adversely affect our results of operations.

Goodwill and other intangible assets are expected to increase principally as a result of future acquisitions, and potential impairment of goodwill and amortization of other intangible assets could adversely affect our financial condition and results of operations. We consider various factors in determining the purchase prices of acquired businesses, and it is not anticipated that any material portion of the goodwill related to any of these acquisitions will become impaired or that other intangible assets will be required to be amortized over a period shorter than their expected useful lives. However, future earnings could be materially adversely affected if management later determines either that the remaining balance of goodwill is impaired or that shorter amortization periods for other intangible assets are required.

Future issuances of shares of our common stock in connection with acquisitions or pursuant to our stock incentive plan could have a dilutive effect on your investment.

Since the Merger through December 31, 2011, we have issued up to 63,959,569 shares of common stock and shares underlying convertible notes and we will continue to issue additional shares of our common stock in connection with future acquisitions or for other business purposes, or under the Amended and Restated Swisher Hygiene Inc. 2010 Stock Incentive Plan (the “Plan”). Future acquisitions may involve the issuance of our common stock as payment, in part or in full, for the businesses or assets acquired. The benefits derived by us from an acquisition might not exceed the dilutive effect of the acquisition. Pursuant to the Plan, our board of directors may grant stock options, restricted stock units, or other equity awards to our directors and employees. When these awards vest or are exercised, the issuance of shares of our common stock underlying these awards may have a dilutive effect on our common stock.

Future sales of Swisher Hygiene shares by our stockholders could affect the market price of our shares.

We issued an aggregate of 57,789,630 shares of Swisher Hygiene common stock in the Merger and up to an additional 63,959,569 shares or shares underlying convertible notes through December 31, 2011 in connection with acquisitions or for other business purposes, or under the Plan. Of the shares issued, 6,344,901 shares were issued in connection with acquisitions under a Registration Statement on Form S-4. All other shares issued are subject to registration rights, and we filed, or intend to file, a registration statement to register these shares for resale. Any sales of the shares in the open market pursuant to the registration statements could cause the price of our shares to decline.

Of the Swisher Hygiene shares issued in the Merger, 55,789,632 shares issued to the former Swisher International shareholders, including shares held by H. Wayne Huizenga and Steven R. Berrard, are subject to lock-up agreements. Pursuant to the lock-up agreements, the locked-up stockholders may not, subject to certain exceptions, offer, sell, contract to sell or enter into any other agreement to transfer the economic consequences of any Swisher Hygiene shares for a period ending the earlier of (i) the date of the public release of Swisher Hygiene’s earnings for the year ended December 31, 2011 and (ii) March 31, 2012. After these lock-up agreements terminate, the market price of Swisher Hygiene shares could decline as a result of sales of our shares by these stockholders, or the perception that such sales could occur. These sales, or the perception that such sales could occur, might also make it more difficult for Swisher Hygiene to sell equity securities at a time and price that is deemed appropriate.

In addition, Swisher Hygiene may issue additional shares of common stock as part of the purchase price of future acquisitions or in connection with future financings. Any actual sales, or any perception that sales of a substantial number of shares may occur, could adversely affect the market price of Swisher Hygiene common stock.

Our business and growth strategy depends in part on the success of our franchisees and international licensees, and our brand reputation may be harmed by actions out of our control that are taken by franchisees and international licensees.

A portion of our earnings are expected to come from royalties and other amounts paid to us by our franchisees and international licensees. Franchisees and licensees are independent operators and have a significant amount of flexibility in running their operations, and their employees are not our employees. We provide training and support to, and monitor the operations of, franchisees, but the quality of their operations may be diminished by any number of factors beyond our control. Despite the operating obligations the franchisees and licensees are subject to pursuant to our operations manual or the franchise or licensee agreements, franchisees may not successfully operate their business in a manner consistent with our standards and requirements and may not hire and train qualified managers and other personnel. While we may ultimately take action to terminate franchisees and licensees that do not comply with the standards contained in the franchise or licensee agreements and our operations manual, we may not be able to identify problems and take action quickly enough and, as a result, our image and reputation may suffer, potentially causing revenue to decline. Any operational shortcoming of a franchisee is likely to be attributed by the public to our entire system, thus damaging our brand reputation and potentially affecting revenue and operating results. Furthermore, if our franchisees were to become insolvent or otherwise were unwilling or unable to pay for products and supplies purchased from us or pay royalties, rent or other fees, we would experience a decrease in our revenue, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Failure to retain our current customers and renew existing customer contracts could adversely affect our business.

Our success depends in part on our ability to retain current customers and renew existing customer service agreements. Our ability to retain current customers depends on a variety of factors, including the quality, price, and responsiveness of the services we offer, as well as our ability to market these services effectively and differentiate our offerings from those of our competitors. We cannot assure you that we will be able to renew existing customer contracts at the same or higher rates or that our current customers will not turn to competitors, cease operations, elect to bring the services we provide in-house, or terminate existing service agreements. The failure to renew existing service agreements or the loss of a significant number of existing service agreements would have a material adverse effect on our business, financial condition, results of operations, and cash flows.

The pricing, terms, and length of customer service agreements may constrain our ability to recover costs and to make a profit on our contracts.

The amount of risk we bear and our profit potential will vary depending on the type of service agreements under which products and services are provided. We may be unable to fully recover costs on service agreements that limit our ability to increase prices, particularly on multi-year service agreements. In addition, we may provide services under multi-year service agreements that guarantee maximum costs for the customer based on specific criteria, for example, cost per diner, or cost per passenger day, putting us at risk if we do not effectively manage customer consumption. Our ability to manage our business under the constraints of these service agreements may have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Changes in economic conditions that impact the industries in which our end-users primarily operate in could adversely affect our business.

During the last few years, conditions throughout the U.S. and worldwide have been extremely weak and those conditions may not improve in the foreseeable future. As a result, our customers or vendors may have financial challenges, unrelated to us that could impact their ability to continue doing business with us. Economic downturns, and in particular downturns in the foodservice, hospitality, travel, and food processing industries, can adversely impact our end-users, who are sensitive to changes in travel and dining activities. The recent decline in economic activity is adversely affecting these markets. During such downturns, these end-users typically reduce their volume of purchases of cleaning and sanitizing products, which may have an adverse impact on our business. We cannot assure you that current or future economic conditions, and the impact of those conditions on our customer base, will not have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Our solid waste collection operations are geographically concentrated and are therefore subject to regional economic downturns and other regional factors.

Our solid waste collection operations and customers are located in Florida. Therefore, our business, financial condition and results of operations are susceptible to regional economic downturns and other regional factors, including state regulations and budget constraints and severe weather conditions. In addition, as we seek to expand in our existing markets, opportunities for growth within this region will become more limited and the geographic concentration of our business will increase.

If we are required to change the pricing models for our products or services to compete successfully, our margins and operating results may be adversely affected.

The cleaning and maintenance solutions and the solid waste collection services industries are highly competitive. We compete with national, regional, and local providers, many of whom have greater financial and marketing resources than us, in the same markets primarily on the basis of brand name recognition, price, product quality, and customer service. To remain competitive in these markets, we may be required to reduce our prices for products and services. If our competitors offer discounts on certain products or services in an effort to recapture or gain market share, we may be required to lower prices or offer other favorable terms to compete successfully. Any such change would likely reduce margins and could adversely affect operating results. Some of our competitors may bundle products and services that compete with our products and services for promotional purposes as a long-term pricing strategy or may provide guarantees of prices and product implementations. Also, competitors may develop new or enhanced products and services more successfully and sell existing or new products and services better than we do. In addition, new competitors may emerge. These practices could, over time, limit the prices that we can charge for our products and services. If we cannot offset price reductions or other pricing strategies with a corresponding increase in sales or decrease in spending, then the reduced revenue resulting from lower prices would adversely affect our margins, operating costs, and profitability.

Furthermore, as is generally the case in the solid waste services industry; some municipal contracts are subject to periodic competitive bidding. We may not be the successful bidder to obtain or retain these contracts. If we are unable to compete with larger and better capitalized companies, or to replace municipal contracts lost through the competitive bidding process with comparable contracts or other revenue sources within a reasonable time period, our revenue would decrease and our operating results would be harmed.

In our solid waste disposal markets we also compete with operators of alternative disposal and recycling facilities and with counties, municipalities and solid waste districts that maintain their own waste collection, recycling and disposal operations. We are also increasingly competing with companies which seek to use parts of the waste stream as feedstock for renewable energy supplies. These entities may have financial advantages because of their ability to charge user fees or similar charges, impose tax revenue, access tax-exempt financing and in some cases utilize government subsidies.

Several members of our senior management team are critical to our business and if these individuals do not remain with us in the future, it could have a material adverse impact on our business, financial condition, results of operations, and cash flows.

Our future success depends, in part, on the continued efforts and abilities of our senior management team. Their skills, experience and industry contacts are expected to significantly benefit our business. The loss of any member of our senior management team would disrupt our operations and divert the time and attention of the remaining members of the senior management team, which could have a material adverse effect on our business, financial condition and results of operations. Because the market for qualified management is highly competitive, we may not be able to retain our leadership team or fill new management positions or vacancies created by expansion or turnover at existing compensation levels. We do not carry “key-person” insurance on the lives of our senior management team or management personnel to mitigate the impact that the loss of a key member of our management team would cause. As a potential result of the loss of services of one or more of these individuals, or if one or more of them decide to join a competitor or otherwise compete directly with us, could have a material adverse effect on our business, financial condition and results of operations.

The financial condition and operating ability of third parties may adversely affect our business.

We have manufacturing operations; however, we also depend on third parties for the manufacture of the products we sell. We will rely on third party suppliers to provide us with components and services necessary for the completion and delivery of our products and services. We expect to significantly expand our customer base and product offerings, but our expansion may be limited by the manufacturing capacity of third party manufacturers. Such manufacturers may not be able to meet our needs in a satisfactory and timely manner, particularly if there are raw material shortages.

We purchase the majority of our chemicals from independent manufacturers and our dispensing equipment and dish machines are also primarily supplied by a limited number of suppliers. Should any of these third party suppliers experience production delays, we may need to identify additional suppliers, which may not be possible on a timely basis or on favorable terms, if at all. A delay in the supply of our chemicals or equipment could adversely affect relationships with our customer base and could cause potential customers to delay their decision to purchase services or cause them not to purchase our services at all.

In the event that any of the third parties with whom we have significant relationships files a petition in or is assigned into bankruptcy or becomes insolvent, or makes an assignment for the benefit of creditors or makes any arrangements or otherwise becomes subject to any proceedings under bankruptcy or insolvency laws with a trustee, or a receiver is appointed in respect of a substantial portion of its property, or such third party liquidates or winds up its daily operations for any reason whatsoever, then our business, financial position, results of operations, and cash flows may be materially and adversely affected.

The availability of our raw materials and the volatility of their costs may adversely affect our operations.

We use a number of key raw materials in our business. An inability to obtain such key raw materials could have a material adverse effect on our business, financial condition, results of operations, and cash flows. Also, the prices of many of these raw materials are cyclical. If we are unable to minimize the effects of increased raw material costs through sourcing or pricing actions, future increases in costs of raw materials could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Increases in fuel and energy costs could adversely affect our results of operations and financial condition.

The price of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other oil and gas producers, war and unrest in oil producing countries, regional production patterns, limits on refining capacities, natural disasters and environmental concerns. In recent years, fuel prices have fluctuated widely and have generally increased. Fuel price increases raise the costs of operating vehicles and equipment. We cannot predict the extent to which we may experience future increases in fuel costs or whether we will be able to pass these increased costs through to our customers. If fuel costs rise, the operating costs of our solid waste collection operations and distribution operations would increase, resulting in a decrease in margins and profitability. A fuel shortage, higher transportation costs or the curtailment of scheduled service could adversely impact our relationship with customers and franchisees and reduce our profitability. If we experience delays in the delivery of products to our customers, or if the services or products are not provided to the customers at all, relationships with our customers could be adversely impacted, which could have a material adverse effect on our business and prospects. As a result, future increases in fuel costs could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Our products contain hazardous materials and chemicals, which could result in claims against us.

We use and sell a variety of products that contain hazardous materials and chemicals. Like all products of this nature, misuse of the hazardous material based products can lead to injuries and damages but in all cases if these products are used at the prescribed usage levels with the proper PPEs (Personal Protection Equipment) and procedures, the chances of injuries and accidents are extremely rare. Nevertheless, because of the nature of these substances or related residues, we may be liable for certain costs, including, among others, costs for health-related claims, or removal or remediation of such substances. We may be involved in claims and litigation filed on behalf of persons alleging injury as a result of exposure to such substances or by governmental or regulatory bodies related to our handling and disposing of these substances. Because of the unpredictable nature of personal injury and property damage litigation and governmental enforcement, it is not possible to predict the ultimate outcome of any such claims or lawsuits that may arise. Any such claims and lawsuits, individually or in the aggregate, that are resolved against us, could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

We are subject to environmental, health and safety regulations, and may be adversely affected by new and changing laws and regulations, that generate ongoing environmental costs and could subject us to liability.

We are subject to laws and regulations relating to the protection of the environment and natural resources, and workplace health and safety. These include, among other things, reporting on chemical inventories and risk management plans, and the management of hazardous substances. Violations of existing laws and enactment of future legislation and regulations could result in substantial penalties, temporary or permanent facility closures, and legal consequences. Moreover, the nature of our existing and historical operations exposes us to the risk of liability to third parties. The potential costs relating to environmental, solid waste, and product registration laws and regulations are uncertain due to factors such as the unknown magnitude and type of possible contamination and clean-up costs, the complexity and evolving nature of laws and regulations, and the timing and expense of compliance. Changes to current laws, regulations or policies could impose new restrictions, costs, or prohibitions on our current practices would have a material adverse effect on our business, results of operations, financial condition, and cash flows.

Future changes in laws or renewed enforcement of laws regulating the flow of solid waste in interstate commerce could adversely affect our operating results.

Various states and local governments have enacted, or are considering enacting, laws and regulations that restrict the disposal within the jurisdiction of solid waste generated outside the jurisdiction. In addition, some state and local governments have promulgated, or are considering promulgating, laws and regulations which govern the flow of waste generated within their respective jurisdictions. Additionally, public interest and pressure from competing industry segments has caused some trade associations and environmental activists to seek enforcement of laws regulating the flow of solid waste. If successful, these groups may advocate for the enactment of similar laws in neighboring jurisdictions through local ballot initiatives or otherwise. All such waste disposal laws and regulations are subject to judicial interpretation and review. Court decisions, congressional legislation, and state and local regulation in the waste disposal area could adversely affect our business, results of operations, financial condition, and cash flows.

If our products are improperly manufactured, packaged, or labeled or become adulterated, those items may need to be recalled.

We may need to recall the products we sell if products are improperly manufactured, packaged, or labeled or if they become adulterated. Widespread product recalls could result in significant losses due to the costs of a recall and lost sales due to the unavailability of product for a period of time. A significant product recall could also result in adverse publicity, damage to our reputation, and loss of customer confidence in our products, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Changes in the types or variety of our service offerings could affect our financial performance.

Our financial performance is affected by changes in the types or variety of products and services offered to our customers. For example, as we begin to evolve our business to include a greater combination of products with our services, the amount of money required for the purchase of additional equipment and training for associates may increase. Additionally, the gross margin on product sales is often less than gross margin on service revenue. These changes in variety or adjustment to product and service offerings could have a material adverse effect on our financial performance.

We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business.

Our ability to compete effectively depends in part on our rights to service marks, trademarks, trade names and other intellectual property rights we own or license, particularly our registered brand names, including “Swisher” and “Sani-Service.” We may not seek to register every one of our marks either in the U.S. or in every country in which it is used. As a result, we may not be able to adequately protect those unregistered marks. Furthermore, because of the differences in foreign trademark, patent and other intellectual property or proprietary rights laws, we may not receive the same protection in other countries as we would in the U.S. and Canada. Failure to protect such proprietary information and brand names could impact our ability to compete effectively and could adversely affect our business, financial condition, results of operations, and cash flows.

Litigation may be necessary to enforce our intellectual property rights and protect our proprietary information, or to defend against claims by third parties that our products or services infringe on their intellectual property rights. Any litigation or claims brought by or against us could result in substantial costs and diversion of our resources. A successful claim of trademark, patent or other intellectual property infringement against us, or any other successful challenge to the use of our intellectual property, could subject us to damages or prevent us from providing certain services under our recognized brand names, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

If we are unable to protect our information and telecommunication systems against disruptions or failures, our operations could be disrupted.

We are dependent on internal and third party information technology networks and systems, including the Internet, to process, transmit and store electronic information. In particular, we depend on our information technology infrastructure for fulfilling and invoicing customer orders, applying cash receipts, determining reorder points and placing purchase orders with suppliers, making cash disbursements, and conducting digital marketing activities, data processing, and electronic communications among business locations. We also depend on telecommunication systems for communications between company personnel and our customers and suppliers. Future system disruptions, security breaches, or shutdowns could significantly disrupt our operations or may result in financial damage or loss due to lost or misappropriated information.

Insurance policies may not cover all operating risks and a casualty loss beyond the limits of our coverage could adversely impact our business.

Our business is subject to all of the operating hazards and risks normally incidental to the operations of a company in the cleaning and maintenance solutions and the solid waste services industries. We maintain insurance policies in such amounts and with such coverage and deductibles that we believe are reasonable and prudent. Nevertheless, our insurance coverage may not be adequate to protect us from all liabilities and expenses that may arise from claims for personal injury or death, property damage, or environmental liabilities arising in the ordinary course of business and our current levels of insurance may not be able to be maintained or available at economical prices. If a significant liability claim is brought against us that is not covered by insurance, we may have to pay the claim with our own funds, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Our current size and growth strategy could cause our revenue and operating results to fluctuate more than some of our larger, more established competitors or other public companies.

Our revenue is difficult to forecast and we believe it is likely to fluctuate significantly from quarter to quarter as we continue to grow. Some of the factors affecting our future revenue and results, many of which will be outside of our control and are discussed elsewhere in the Risk Factors, include:

•	competitive conditions in our industries, including new products and services, product announcements and incentive pricing offered by our competitors;

•	the ability to hire, train and retain sufficient sales and professional services staff;

•	the ability to develop and maintain relationships with partners, franchisees, distributors, and service providers;

•	the discretionary nature of our customers’ purchase and budget cycles and changes in their budgets for, and timing of, chemical, equipment and services purchases;

•	the length and variability of the sales cycles for our products and services;

•	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	our ability to complete our service obligations in a timely manner; and

•	timing of product development and new product and service initiatives.

Given our current amount of revenue, particularly as compared with some of our competitors, even minor variations in the rate and timing of conversion of our sales prospects into revenue could cause us to plan or budget inaccurately, and have a greater impact on our results than the same variations would have on the results of our larger competitors.

In light of the foregoing, quarter-to-quarter comparisons of our operating results are not necessarily representative of future results and should not be relied upon as indications of likely future performance or annual operating results. Any failure to achieve expected quarterly earnings per share or other operating results could cause the market price of our common shares to decline or have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Certain stockholders may exert significant influence over any corporate action requiring stockholder approval.

As of December 31, 2011, Messrs. Huizenga and Berrard own approximately 27% of our common stock on a fully diluted basis. As a result, these stockholders may be in a position to exert significant influence over any corporate action requiring stockholder approval, including the election of directors, determination of significant corporate actions, amendments to Swisher’s certificate of incorporation and by-laws, and the approval of any business transaction, such as mergers or takeover attempts, in a manner that could conflict with the interests of other stockholders. Although there are no agreements or understandings between the former Swisher International stockholders as to voting, if they voted in concert, they would exert control over Swisher Hygiene.

Provisions of Delaware law and our organizational documents may delay or prevent an acquisition of our company, even if the acquisition would be beneficial to our stockholders.

Provisions of Delaware law and our certificate of incorporation and bylaws may discourage, delay or prevent a change of control that our stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions may also prevent or delay attempts by stockholders to replace or remove management or members of our board of directors. These provisions include:

•	the absence of cumulative voting in the election of directors, which means that the holders of a majority of our common stock may elect all of the directors standing for election;

•	the inability of our stockholders to call special meetings;

•	the requirement that our stockholders provide advance notice when nominating director candidates or proposing business to be considered by the stockholders at an annual meeting of stockholders;

•	the ability of the our board of directors to make, alter or repeal our bylaws;

•	the requirement that the authorized number of directors be changed only by resolution of the board of directors; and

•	the inability of stockholders to act by written consent.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Our business, financial condition, results of operations, cash flows and prospects, and the prevailing market price and performance of our common stock, may be adversely affected by a number of factors, including the matters discussed below. Certain statements and information set forth in this registration statement, as well as other written or oral statements made from time to time by us or by our authorized executive officers on our behalf, constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. We intend for our forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we set forth this statement and these risk factors in order to comply with such safe harbor provisions. You should note that our forward-looking statements speak only as of the date of this registration statement or when made and we undertake no duty or obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that the expectations, plans, intentions and projections reflected in our forwardlooking statements are reasonable, such statements are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The risks, uncertainties and other factors that our stockholders and prospective investors should consider include the following:

•	We have a history of significant operating losses and as such our future revenue and operating profitability are uncertain;

•	We may be harmed if we do not penetrate markets and grow our current business operations;

•	We may require additional capital in the future and no assurance can be given that such capital will be available on terms acceptable to us, or at all;

•	Failure to attract, train, and retain personnel to manage our growth could adversely impact our operating results;

•	We may not be able to properly integrate the operations of acquired businesses and achieve anticipated benefits of cost savings or revenue enhancements;

•	We may incur unexpected costs, expenses, or liabilities relating to undisclosed liabilities of our acquired businesses;

•	We may recognize impairment charges which could adversely affect our results of operations and financial condition;

•	Goodwill and other intangible assets resulting from acquisitions may adversely affect our results of operations;

•	Future issuances of our common stock in connection with acquisitions or pursuant to our stock incentive plan could have a dilutive effect on your investment;

•	Future sales of Swisher Hygiene shares by our stockholders could affect the market price of our shares;

•

Our business and growth strategy depends in part on the success of our franchisees and international licensees, and our brand reputation may be harmed by actions out of our control that are taken by franchisees and international licensees;

•	Failure to retain our current customers and renew existing customer contracts could adversely affect our business;

•	The pricing, terms, and length of customer service agreements may constrain our ability to recover costs and to make a profit on our contracts;

•	Changes in economic conditions that impact the industries in which our end-users primarily operate in could adversely affect our business;

•	Our solid waste collection operations are geographically concentrated and are therefore subject to regional economic downturns and other regional factors;

•	If we are required to change the pricing models for our products or services to compete successfully, our margins and operating results may be adversely affected;

•

Several members of our senior management team are critical to our business and if these individuals do not remain with us in the future, it could have a material adverse impact on our business, financial condition, results of operations, and cash flows;

•	The financial condition and operating ability of third parties may adversely affect our business;

•	The availability of our raw materials and the volatility of their costs may adversely affect our operations;

•	Increases in fuel and energy costs could adversely affect our results of operations and financial condition;

•	Our products contain hazardous materials and chemicals, which could result in claims against us;

•

We are subject to environmental, health and safety regulations, and may be adversely affected by new and changing laws and regulations, that generate ongoing environmental costs and could subject us to liability;

•	Future changes in laws or renewed enforcement of laws regulating the flow of solid waste in interstate commerce could adversely affect our operating results;

•	If our products are improperly manufactured, packaged, or labeled or become adulterated, those items may need to be recalled;

•	Changes in the types or variety of our service offerings could affect our financial performance;

•	We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business;

•	If we are unable to protect our information and telecommunication systems against disruptions or failures, our operations could be disrupted;

•	Insurance policies may not cover all operating risks and a casualty loss beyond the limits of our coverage could adversely impact our business;

•	Our current size and growth strategy could cause our revenue and operating results to fluctuate more than some of our larger, more established competitors or other public companies;

•	Certain stockholders may exert significant influence over any corporate action requiring stockholder approval; and

•	Provisions of Delaware law and our organizational documents may delay or prevent an acquisition of our company, even if the acquisition would be beneficial to our stockholders.

USE OF PROCEEDS

We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of shares by the selling stockholders.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell from time to time an aggregate of 119,082,734 shares of Swisher Hygiene common stock held by them. These shares include 55,789,632 shares issued to H. Wayne Huizenga, Steven R. Berrard, and other former shareholders of Swisher International, Inc., which shares are subject to an agreement that expires on the earlier of (i) the public release of Swisher Hygiene’s earnings for the 2011 fiscal year or (ii) March 31, 2012. These shares also include up to 4,459,101 shares issuable upon the conversion of outstanding promissory notes.

Except as otherwise indicated, the following table sets forth certain information with respect to the beneficial ownership of our common stock including the names of the selling stockholders, the number of shares of common stock known by the company to be owned beneficially by the selling stockholders as of January 12, 2012, the number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus, the number of shares owned by the selling stockholders after completion of the offering and the percentage of shares to be owned by the selling stockholders after completion of the offering. The table has been prepared based upon a review of information furnished to us by or on behalf of the selling stockholders.

Name of Selling Stockholder	Shares of Stock Owned Prior to Offering		Shares of Stock to be Offered for the Selling Stockholder’s Account		Shares of Stock Owned by the Selling Stockholder after Completion of the Offering	Percent of Common Stock to be Owned by the Selling Stockholder after Completion of the Offering
1082272 ONTARIO INC.	4,078,301	(1)	4,078,301	(1)	—	—
THOMAS AUCAMP	1,300,265	(2)	1,300,265	(2)	—	—
STEVEN R. BERRARD	25,005,311	(2)	25,005,311	(2)	—	—
DAVID BRALEY	5,194,800		5,194,800		—	—
CRIS BRANDEN	577,901	(2)	577,901	(2)	—	—
THOMAS BYRNE	1,300,265	(2)	1,300,265	(2)	—	—
ROMEO DEGASPERIS	6,700		6,700		—	—
RICHARD HANDLEY	577,901	(2)	577,901	(2)	—	—
ROBERT HENNINGER	577,901	(2)	577,901	(2)	—	—
H. WAYNE HUIZENGA	24,207,798	(2)	24,205,359	(2)	2,439		†
JACK LYNN	288,927	(2)	288,927	(2)	—	—
KEN MACKENZIE	10,000		10,000		—	—
ALEX MUXO	577,901	(2)	577,901	(2)	—	—
WILLIAM PIERCE	577,901	(2)	577,901	(2)	—	—
DAVID PRUSSKY	243,000		243,000		—	—
MICHAEL RAPOPORT	1,499,999		1,499,999		—	—
AARON SERRUYA	133,665	(3)	133,665	(3)	—	—
MICHAEL SERRUYA	433,291	(4)	433,291	(4)	—	—
PHILIP WAGENHEIM	499,999		499,999		—	—
THOMAS WOHLGEMUTH TRUST	95,395	(7)	95,395	(7)	—	—
ALICE WOHLGEMUTH TRUST	95,394		95,394		—	—
PATRICK D. SALE LIVING TRUST DATED DECEMBER 1, 1995	190,789		190,789		—	—
THOMAS M. WOHLGEMUTH	31,286		31,286		—	—
NBCN INC. IN TRUST FOR LASFAM INVESTMENT, INC.	1,018,238		1,018,238		—	—
CHENEY BROS., INC.	291,928	(5)	291,928	(5)	—	—
EN-VIRO SOLUTIONS, INC.	374,263	(6)	374,263	(6)	—	—
ASC HYGIENE, INC.	333,886		333,886		—	—
ROBERT AND TAMARA BOYD	412,444	(8)	412,444	(8)	—	—
GERARDO JIMENEZ	66,042		66,042		—	—
SOLVENTS AND PETROLEUM SERVICE, INC.	67,712		67,712		—	—
ADCO SERVICES, INC.	25,594		25,594		—	—
LOGICO ASSOCIATES, INC.	149,502		149,502		—	—
GOLDMAN MANAGEMENT ASSOCIATES	517,724		517,724		—	—
NEBRASKA HYGIENE, INC.	38,136		38,136		—	—
EN-VIRO SOLUTIONS HI, INC.	17,138		17,138		—	—
JOHN LAWSON, JR.	909,090		909,090		—	—
TOTAL COST SYSTEMS	218,760		218,760		—	—
CHICAGOLAND HYGIENE, INC.	23,552		23,552		—	—
ROBERT F. RILEY	60,425		60,425		—	—
PETER TOOLEY	27,304		27,304		—	—
INTERCON CHEMICAL COMPANY	20,379		20,379		—	—
Q LINEN SERVICE INC.	37,479		37,479		—	—
HARRY F. NOYES, JR.	24,437		24,437		—	—
JAY FEILEN	50,027		50,027		—	—
J.F. DALEY INTERNATIONAL LTD.	32,751		32,751		—	—
TODD BIERLING	25,000		25,000		—	—
GLEN MILLER	5,987,346	**	5,987,346	**	—	—
NEAL RODRIGUE	777,435	**	777,435	**	—	—
HERMINE RODRIGUE TEST. TRUST FOR HAYDEN RODRIGUE	304,402	**	304,402	**	—	—
HERMINE RODRIGUE TEST. TRUST FOR KERA RODRIGUE	304,402	**	304,402	**	—	—

Name of Selling Stockholder	Shares of Stock Owned Prior to Offering		Shares of Stock to be Offered for the Selling Stockholder’s Account		Shares of Stock Owned by the Selling Stockholder after Completion of the Offering	Percent of Common Stock to be Owned by the Selling Stockholder after Completion of the Offering
ROBERT RODRIGUE TEST. TRUST FOR HAYDEN RODRIGUE	304,402	**	304,402	**	—	—
ROBERT RODRIGUE TEST. TRUST FOR KERA RODRIGUE	304,402	**	304,402	**	—	—
CECIL MILTON	299,531	**	299,531	**	—	—
BMO SPECIAL EQUITY FUND	392,100		392,100		—	—
THE PENSION FUND SOCIETY OF BANK OF MONTREAL	107,300		107,300		—	—
BMO SMALL CAP FUND	24,300		24,300		—	—
BMO HARRIS CANADIAN SPECIAL GROWTH	224,800		224,800		—	—
OPB SMALL CAP	51,500		51,500		—	—
AGF CANADIAN GROWTH EQUITY FUND	30,800		30,800		—	—
GWL GROWTH EQUITY	65,200		65,200		—	—
LONDON LIFE GROWTH EQUITY	257,300		257,300		—	—
IG AGF CANADIAN DIV. GROWTH FUND	212,000		212,000		—	—
IG AGF CANADIAN DIV. GROWTH CLASS	28,300		28,300		—	—
AGF CANADIAN GROWTH EQUITY CLASS	666,400		666,400		—	—
FAIRLANE GROWTH & SHORT TERM BOND FUND	40,000		40,000		—	—
THE STONECASTLE FUND	20,000		20,000		—	—
SEYMOUR PERFORMANCE FUND	165,000		165,000		—	—
FRONT STREET INVESTMENT MANAGEMENT INC.	520,000		520,000		—	—
EDGEHILL MULTI STRATEGY MASTER FUND LTD.	1,000,000		1,000,000		—	—
JEMEKK CAPITAL MGMT INC.	207,500		207,500		—	—
SPROTT ASSET MANAGEMENT L.P. AS PORTFOLIO MANAGER FOR VARIOUS FUNDS	250,000		250,000		—	—
PARKWOOD GP INC.	60,000		60,000		—	—
EAM INC.	40,000		40,000		—	—
BMO HARRIS INVESTMENT MGMT	100,000		100,000		—	—
CUMBERLAND PRIVATE WEALTH MANAGEMENT INC. ON BEHALF OF CUMBERLAND OPPORTUNITIES FUND	20,000		20,000		—	—
SENTRY DIVERSIFIED TOTAL RETURN FUND	450,000		450,000		—	—
FIERA SCEPTRE INC.	2,950,000		2,950,000		—	—
GLUSKIN SHEFF + ASSOCIATES INC.	170,000		170,000		—	—
POLAR SECURITIES INC.	500,000		500,000		—	—
MAXAM OPPORTUNITIES FUND (INTERNATIONAL) LP (BY ITS GENERAL PARTNER: MAXAM OPPORTUNITIES (INTERNATIONAL) GP LTD)	28,810		28,810		—	—
MAXAM OPPORTUNITIES FUND LP (BY ITS GENERAL PARTNER: MAXAM OPPORTUNITIES GP LTD)	71,190		71,190		—	—
PICTON MAHONEY ASSET MANAGEMENT PICTON MAHONEY LONG SHORT EQUITY FUND	209,000		209,000		—	—

Name of Selling Stockholder	Shares of Stock Owned Prior to Offering		Shares of Stock to be Offered for the Selling Stockholder’s Account		Shares of Stock Owned by the Selling Stockholder after Completion of the Offering	Percent of Common Stock to be Owned by the Selling Stockholder after Completion of the Offering
PICTON MAHONEY ASSET MANAGEMENT PICTON MAHONEY MARKET NEUTRAL EQUITY FUND	340,200		340,200		—	—
PICTON MAHONEY ASSET MANAGEMENT PICTON MAHONEY GLOBAL MARKET NEUTRAL EQUITY FUND	12,400		12,400		—	—
PICTON MAHONEY ASSET MANAGEMENT PICTON MAHONEY GLOBAL LONG SHORT EQUITY FUND	8,400		8,400		—	—
THE K2 PRINCIPAL FUND LP	100,000		100,000		—	—
MMCAP INTERNATIONAL INC. SPC	20,000		20,000		—	—
CLARET ASSET MANAGEMENT CORP	235,000		235,000		—	—
DSB CAPITAL LTD.	100,000		100,000		—	—
JOSEPH CABRAL	917,000		917,000		—	—
DAVID ROSENKRANTZ	25,000		25,000		—	—
SARAH OZIEL	60,000		60,000		—	—
AMRAN COHEN	73,000		73,000		—	—
MACKIE RESEARCH CAPITAL CORP	110,000		110,000		—	—
COUGAR TRADING LLC	43,334		43,334		—	—
HERB LOTMAN	50,000		50,000		—	—
KAREN LOTMAN	50,000		50,000		—	—
MICHAEL A. KARSCH	200,000		200,000		—	—
MARC COHODES	53,333		53,333		—	—
STRAUS PARTNERS, L.P.	53,333		53,333		—	—
HERITAGE, INC.	100,000		100,000		—	—
ANTHONY LOW-BEER	50,000		50,000		—	—
HARE & CO	700,000		700,000		—	—
ZEKE, LP	100,000		100,000		—	—
FIDELITY INDEPENDENCE FUND	1,531,745		1,531,745		—		†
FIDELITY MATERIALS CENTRAL FUND	322,403		44,470		277,933		†
FIDELITY SELECT PORTFOLIOS: MATERIALS	1,576,638		262,171		1,314,467		†
VARIABLE INSURANCE PRODUCTS FUND IV: MATERIALS PORTFOLIO	97,533		19,833		77,700		†
FIDELITY BLUE CHIP GROWTH FUND	2,095,491		2,095,491		—		†
FIDELITY SELECT PORTFOLIOS: CHEMICALS PORTFOLIO	1,108,940		549,240		559,700		†
FIDELITY CONTRAFUND: FIDELITY CONTRAFUND	6,357,060		6,357,060		—		†
FIDELITY CONTRAFUND: FIDELITY ADVISOR NEW INSIGHTS FUND	1,395,310		1,395,310		—		†
VARIABLE INSURANCE PRODUCTS FUND III: BALANCED PORTFOLIO	478,717		261,817		216,900		†
FIDELITY DIVIDEND GROWTH FUND	3,607,326		2,081,064		1,526,262		†
FIDELITY ADVISOR DIVIDEND GROWTH FUND	348,531		202,331		146,200		†
SHEPPARD AVENUE INC.	1,044,715	(9)	1,044,715	(9)	—	—
YOGEN FRUZ CANADA INC.	566,505	(10)	566,505	(10)	—	—
CLARA SERRUYA	1,561,669	(11)	1,561,669	(11)	—	—
SAMUEL SERRUYA	1,749,451		1,749,451		—	—
JACK SERRUYA	131,310	(12)	131,310	(12)	—	—
SIMON SERRUYA	146,574	(13)	146,574	(13)	—	—

Name of Selling Stockholder	Shares of Stock Owned Prior to Offering		Shares of Stock to be Offered for the Selling Stockholder’s Account		Shares of Stock Owned by the Selling Stockholder after Completion of the Offering	Percent of Common Stock to be Owned by the Selling Stockholder after Completion of the Offering
VARIABLE INSURANCE PRODUCTS FUND V: ASSET MANAGER PORTFOLIO	135,158		135,158		—	—
VARIABLE INSURANCE PRODUCTS FUND V: ASSET MANAGER: GROWTH PORTFOLIO	24,821		24,821		—	—
FIDELITY CAPITAL TRUST: FIDELITY STOCK SELECTOR SMALL CAP FUND	986,560		986,560		—	—
FIDELITY SECURITIES FUND: FIDELITY SERIES SMALL CAP OPPORTUNITIES FUND	961,491		961,491		—	—
DONALD GRAVETTE	201,925	(14)	201,925	(14)	—	—
NORTH TEXAS HYGIENE, INC.	362,000	(15)	362,000	(15)	—	—
WASHING SYSTEMS, LLC	150,000	(16)	150,000	(16)	—	—
GJB SERVICES, INC.	73,438	(17)	73,438	(17)	—	—
PROFESSIONAL SERVICE & SUPPLY, INC.	101,625	(18)	101,625	(18)	—	—
KITTER CORPORATION	237,500	(19)	237,500	(19)	—	—
SANICO MAT RENTALS, LLC	101,563	(20)	101,563	(20)	—	—
EVERGREEN HYGIENE COMPANY	313,040	(21)	313,040	(21)	—	—
GO! HOSPITALITY SERVICES, LLC	181,250	(22)	181,250	(22)	—	—
LTD OF WISCONSIN, INC.	56,250	(23)	56,250	(23)	—	—
TRY-CHEM SERVICES, LLC	75,000	(24)	75,000	(24)	—	—
L&F SALES CO., INC.	76,875	(25)	76,875	(25)	—	—
THE BLP GROUP, INC.	68,750	(26)	68,750	(26)	—	—
KASPER CPR, INC	18,750	(27)	18,750	(27)	—	—
A.C.M. SERVICES, INC.	337,500	(28)	337,500	(28)	—	—
WEST COAST LAUNDRY & WAREWASHING TECHNOLOGIES, INC.	175,000	(29)	175,000	(29)	—	—
GULF CAST LAUNDRY SERVICES OF MISSISSIPPI, LLC	350,000	(30)	350,000	(30)	—	—
BAKEWELL CHEMICAL COMPANY, INC.	500,000	(31)	500,000	(31)	—	—
H. WAYNE HUIZENGA, JR.	200,000	(2)(32)	200,000	(2)(32)	—	—
PAMELA HUIZENGA ALEXANDER	201,000	(2)(32)	200,000	(2)(32)	1,000		†
H. SCOTT HUIZENGA	200,000	(2)(32)	200,000	(2)(32)	—	—
ROBERT RAY HUIZENGA	200,000	(2)(32)	200,000	(2)(32)	—	—
LARRY SCARTZ	5,000	(33)	5,000	(33)	—	—

**	Approximately 78% of these shares may not be transferred on or before March 31, 2012 without the consent of the Company.
†	Less than 1%.
(1)	1082272 Ontario Inc., an entity owned 50% by Michael Serruya and 50% by his brother, Aaron Serruya, owns 4,078,301 shares of common stock. Michael Serruya is a director and President of 1082272 Ontario Inc., and has investment power over 2,039,151 shares of common stock held by 1082272 Ontario Inc. Aaron Serruya has investment power over the remaining shares of common stock owned by 1082272 Ontario Inc.
(2)	These shares are subject to lock-up agreements. Pursuant to the lock-up agreements, the locked-up shareholders will not, subject to certain exceptions, offer, sell, contract to sell or enter into any other agreement to transfer the economic consequences of any Swisher Hygiene shares for a period ending the earlier of (i) the public release of Swisher Hygiene’s earnings for the 2011 financial year or (ii) March 31, 2012.

(3)	The number of shares owned by Aaron Serruya before the offering does not include shares owned by 1082272 Ontario Inc., as described in footnote (1) to this table, and Yogen Fruz Canada Inc., as described in footnote (10) to this table.
(4)	The number of shares owned by Michael Serruya before the offering does not include shares owned by 1082272 Ontario Inc., as described in footnote (1) to this table.
(5)	Registering the resale of 291,928 shares underlying two convertible promissory notes issued in connection with the entry into a distribution agreement with Cheney Bros., Inc. and the acquisition of certain assets of Cheney Bros. Byron Russell has investment control of Cheney Bros., Inc.
(6)	Registering the resale of 374,263 shares underlying a convertible promissory note issued in connection with the acquisition of certain assets of En-Viro Solutions, Inc. Michael E. Lezon and Susan M. Lezon have investment control of En-Viro Solutions, Inc.
(7)	This does not include 150,000 shares previous sold by Thomas P. Wohlgemuth under this registration statement.
(8)	Registering the resale of 412,444 shares underlying a convertible promissory note issued in connection with the acquisition of Express Restaurant Equipment Service, Inc.
(9)	Sheppard Avenue Inc. is an entity owned 50% by Jack Serruya and 50% by Simon Serruya. Investment power over the shares held by Sheppard Avenue Inc. is as follows: 50% by Jack Serruya and 50% by Simon Serruya.
(10)	Yogen Fruz Canada Inc. is an entity owned 25% by Aaron Serruya, 25% by Clara Serruya, 25% by Jack Serruya, and 25% by Simon Serruya. Investment power over the shares held by Yogen Fruz Canada Inc. is as follows: 25% by Aaron Serruya, 25% by Clara Serruya, 25% by Jack Serruya and 25% by Simon Serruya.
(11)	The number of shares owned by Clara Serruya before the offering does not include shares owned by Yogen Fruz Canada Inc., as described in footnote (10) to this table.
(12)	The number of shares owned by Jack Serruya before the offering does not include shares owned by Sheppard Avenue Inc., as described in footnote (9) to this table, and Yogen Fruz Canada Inc., as described in footnote (10) to this table.
(13)	The number of shares owned by Simon Serruya before the offering does not include shares owned by Sheppard Avenue Inc., as described in footnote (9) to this table, and Yogen Fruz Canada Inc., as described in footnote (10) to this table.
(14)	Registering the resale of 201,925 shares underlying a convertible promissory note issued in connection with our acquisition of GLC Linen, LLC.
(15)	Registering the resale of 362,000 shares underlying a convertible promissory note issued in connection with our acquisition of North Texas Hygiene, Inc.
(16)	Registering the resale of 150,000 shares underlying a convertible promissory note issued in connection with our acquisition of Washing Systems, LLC.
(17)	Registering the resale of 73,438 shares underlying a convertible promissory note issued in connection with our acquisition of GJB Services, Inc.
(18)	Registering the resale of 101,625 shares underlying a convertible promissory note issued in connection with our acquisition of Professional Service & Supply, Inc.
(19)	Registering the resale of 237,500 shares underlying a convertible promissory note issued in connection with our acquisition of Kitter Corporation.
(20)	Registering the resale of 101,563 shares underlying a convertible promissory note issued in connection with our acquisition of Sanico Mat Rentals, LLC.
(21)	Registering the resale of 313,040 shares underlying a convertible promissory note issued in connection with our acquisition of Evergreen Hygiene Company.
(22)	Registering the resale of 181,250 shares underlying a convertible promissory note issued in connection with our acquisition of Go! Hospitality Services, LLC.
(23)	Registering the resale of 56,250 shares underlying a convertible promissory note issued in connection with our acquisition of LTD of Wisconsin, Inc.
(24)	Registering the resale of 75,000 shares underlying a convertible promissory note issued in connection with our acquisition of Try-Chem Services, LLC.
(25)	Registering the resale of 76,875 shares underlying a convertible promissory note issued in connection with our acquisition of L&F Sales, Inc.
(26)	Registering the resale of 68,750 shares underlying a convertible promissory note issued in connection with our acquisition of The BLP Group, Inc.

(27)	Registering the resale of 18,750 shares underlying a convertible promissory note issued in connection with our acquisition of Kasper CPR, Inc.
(28)	Registering the resale of 337,500 shares underlying a convertible promissory note issued in connection with our acquisition of A.C.M. Services, Inc.
(29)	Registering the resale of 175,000 shares underlying a convertible promissory note issued in connection with our acquisition of West Coast Laundry & Warewashing Technologies, Inc.
(30)	Registering the resale of 350,000 shares underlying a convertible promissory note issued in connection with our acquisition of Gulf Coast Laundry Services of Mississippi, LLC.
(31)	Registering the resale of 500,000 shares underlying a convertible promissory note issued in connection with our acquisition of Bakewell Chemical Company, Inc.
(32)	Represents shares of common stock received as a gift from the Selling Stockholder’s father, H. Wayne Huizenga, on September 16, 2011.
(33)	Registering the resale of 5,000 shares issued in connection with our acquisition of an ownership interest in Service DC, LLC. The 5,000 shares are subject to restrictions on trading in the provinces or territories of Canada until March 2, 2012.

None of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates except as follows:

•

Thomas Aucamp owns common stock in the company and served as Executive Vice President of Swisher International from 2006 to 2010. Mr. Aucamp continues to serve as Executive Vice President of the company, and has served as Secretary of the company since November 2010.

•

Steven R. Berrard owns common stock of the company and served as Chief Executive Officer and a director of Swisher International from 2004 to 2010. Mr. Berrard continues to serve as Chief Executive Officer and a director of the company.

•	David Braley owns common stock in the company and has served as a director of the company since November 1, 2010.

•	Cris Branden owns common stock in the company and served as a director of Swisher International from 2004 to 2010.

•

Thomas Byrne owns common stock in the company and served as Executive Vice President of Swisher International from 2004 to 2010 and as a director of Swisher International from 2004 to 2010. Mr. Byrne continues to serve as Executive Vice President of the company.

•	Romeo DeGasperis owns common stock in the company and served as a director of CoolBrands from November 2006 to 2010.

•	Richard Handley owns common stock in the company and served as a director of Swisher International from 2004 to 2010.

•	H. Wayne Huizenga owns common stock in the company and has served as a director of the company since November 1, 2010.

•

Messrs. Henninger, Muxo, and Pierce own common stock of the Company. Each of them is an employee of Huizenga Holdings, Inc., and in this capacity, they have provided advisory services to Mr. Huizenga in connection with his investment in Swisher International and Swisher Hygiene.

•	Jack Lynn is an employee of Swisher Hygiene.

•

Ken MacKenzie owns common stock in the company and served as the Chief Financial Officer and Secretary of CoolBrands from April 2007 to 2010. Following the Merger, we entered into an employment agreement with Mr. MacKenzie.

•	Michael Rapoport and Philip Wagenheim worked at Broadband Capital Management, the financial advisor to Swisher International in connection with the Merger.

•	David Prussky owns common stock in the company and served as a director of CoolBrands from February 2010 to November 2010. Mr. Prussky continues to serve as a director of the company.

•

Aaron Serruya owns common stock in the company and was a co-founder of CoolBrands. As described in footnote (1) to the Selling Stockholders table, Aaron Serruya owns 50% of 1082272 Ontario Inc. As described in footnote (10) to the Selling Stockholders table, Aaron Serruya owns 25% of Yogen Fruz Canada Inc.

•

Michael Serruya owns common stock in the Company and was a co-founder of CoolBrands. Mr. Serruya was appointed a director of CoolBrands in 1994 and served as President and Chief Executive Officer of CoolBrands from 2006 to 2010. Mr. Serruya continues to serve as a director of the Company. As described in footnote (1) to the Selling Stockholders table, Mr. Serruya also is a director and the President of 1082272 Ontario Inc., an entity owned 50% by Michael Serruya and 50% by his brother, Aaron Serruya.

•

We acquired the business operations and selected net assets of Gateway ProClean on November 8, 2010 and issued a convertible promissory note convertible for up to 1,312,864 shares of our common stock. Following the acquisition, we entered into an employment agreement with Thomas M. Wohlgemuth and a consulting agreement with Patrick Sale. Neither Thomas P. Wohlgemuth, Patrick Sale, nor Thomas M. Wohlgemuth, who share investment control of Gateway, has any other relationship with the Company as set forth in Item 507 of Regulation S-K. During 2011, the convertible promissory note was converted into 1,312,864 shares of our common stock.

•

We acquired the business operations and selected net assets of Lasfam Investments, Inc. on December 7, 2010 and issued a convertible promissory note convertible for up to 1,027,122 shares of common stock. Mr. Laskin, who has investment control of Lasfam Investments, Inc., has no other relationship with the Company as set forth in Item 507 of Regulation S-K. During 2011, the convertible promissory note was converted into 1,018,238 shares of our common stock.

•

We entered into a distribution agreement with Cheney Bros., Inc. on December 31, 2010. Pursuant to the agreement, we will serve as Cheney Bros.’ provider of warewashing and laundry-related chemicals and we will utilize Cheney Bros. as a distribution partner in Florida and Georgia. Pursuant to the agreement, we also purchased certain assets relating to Cheney Bros.’ warewashing and laundry business. Mr. Russel, who has investment control of Cheney Bros., has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

We acquired certain assets of En-Viro Solutions, Inc. on January 10, 2011. Following the acquisition, we entered into an employment agreement with Michael E. Lezon. Michael E. Lezon and Susan M. Lezon, who have investment control of En-Viro Solutions, Inc., have no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

We acquired certain assets of ASC Hygiene, Inc. on January 12, 2011. In connection with the acquisition, we issued a promissory note convertible for up to 553,304 shares of our common stock. During 2011, the promissory note was converted into 333,886 shares of common stock. Al Camera and Shelly Camera, who have investment control of ASC Hygiene, Inc., have no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

We acquired the equity interests of Express Restaurant Equipment Service, Inc. on January 24, 2011. In connection with the acquisition, we issued a promissory note convertible for up to 412,444 shares of common stock to Robert and Tamara Boyd. Following the acquisition, we entered into an employment agreement with Robert Boyd. Robert and Tamara Boyd, who have investment control of Express Restaurant Equipment Service, Inc., have no other relationship with the Company as set forth is in Item 507 of Regulation S-K.

•

We acquired certain assets of IPABE, Inc. on February 8, 2011. In connection with the acquisition, we issued a promissory note convertible for up to 107,143 shares of common stock to Gerardo Jimenez. During 2011, the promissory note was converted into 66,042 shares of our common stock. Following the acquisition, we entered into an employment agreement with Gerardo Jimenez. Gerardo Jimenez, who has investment control of IPABE, Inc., has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

We acquired a division of Solvents and Petroleum Service, Inc. on March 8, 2011. Phil Jakes-Johnson, who has investment control of Solvents and Petroleum Service, Inc., has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

We acquired certain assets of ADCO Services, Inc. on March 7, 2011. Alpa Mehta, who has investment control of ADCO Services, Inc., has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

We acquired certain assets of Logico Associates on March 9, 2011. Stace Lougeuy and Suzanne Lougeay, who have investment control of Logico Associates, have no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

We acquired certain assets of Goldman Management Associates on March 28, 2011. In connection with the acquisition, we issued a promissory note convertible for up to 900,000 shares to Goldman Management Associates. During 2011, the promissory note was converted into 517,724 shares of our common stock. Milt Goldman and Lee Goldman, who have investment control of Goldman Management Associates, have no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

We acquired certain assets of Nebraska Hygiene, Inc. on March 14, 2011. Greg Arauza and Rod Meier, who have investment control of Nebraska Hygiene, Inc., has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

We acquired certain assets of En-Viro Solutions HI, Inc. on March 28, 2011. Following the acquisition, we entered into employment agreement with Michael Lezon. Michael Lezon, who has investment control of En-Viro Solutions HI, Inc., has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

We acquired the equity interests of Lawson Sanitation, LLC on April 11, 2011. Following the acquisition, we entered into an employment agreement with John Lawson, Jr. John Lawson, Jr., who previously had investment control of Lawson Sanitation, LLC prior to the acquisition, has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

We acquired certain assets of Total Cost Systems, Inc. on August 31, 2010. On March 30, 2011, we issued 218,760 shares of common stock to Total Cost Systems, Inc. in satisfaction of additional consideration involved in the acquisition. Following the acquisition, we entered into employment agreements with Keith Segrue and Billy Vaughn. Keith Segrue and Billy Vaughn, who have investment control over Total Cost Systems, Inc., have no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

We acquired certain assets of Chicagoland Hygiene, Inc. on March 30, 2011. Robert F. Riley, who has investment control of Chicagoland Hygiene, Inc., has no relationship with Company as set forth in Item 507 of Regulation S-K.

•

We acquired the equity interests of A-1 Solutions, LLC on March 30, 2011. Following the acquisition, we entered into an employment agreement with Peter Tooley. Peter Tooley, who previously had investment control of these entities before the acquisitions, has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

We acquired certain assets of Intercon Chemical Company on March 31, 2011. James A. Epstein, who has investment control of Intercon Chemical Company, has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

We acquired certain assets of Q Linen Service Inc. on April 8, 2011. Following the acquisitions, we entered into an employment agreement with Giuseppe Calderone. Giuseppe Calderone and Yosvani Alfonso who have investment control of Q Linen Services, have no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

We acquired the equity interests of Hallmark Sales and Service, Inc. on April 12, 2011. Following the acquisition, we entered into an employment agreement with Harry F. Noyes Jr. Harry F. Noyes, Jr., who previously had investment control of Hallmark Sales and Service, Inc. before the acquisition, has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

We acquired certain assets of Budgetchem.com, Inc. on July 18, 2009. On April 11, 2011, we issued 50,027 shares of our common stock to Jay Feilen in satisfaction of a promissory note issued in connection with the acquisition. Jay Feilen, who has investment control of Budgetchem.com, Inc., has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

We acquired certain assets of J.F. Daley International Ltd. on March 28, 2011. J.F. Daley, who has investment control of J.F. Daley International Ltd., has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

We acquired the minority equity interests of Service Tallahassee, LLC on April 14, 2011. Following the acquisition, we entered into an employment agreement with Todd Bierling. Todd Bierling, who had investment control of the minority equity interests of Service Tallahassee, LLC before the acquisition, has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

Clara and Samuel Serruya are Michael Serruya’s parents. Michael Serruya serves as a director of Swisher Hygiene. As described in footnote (12) to the Selling Stockholders table, Clara Serruya owns 25% of Yogen Fruz Canada Inc.

•

Jack Serruya and Simon Serruya are Michael Serruya’s brothers. Michael Serruya serves as a director of Swisher Hygiene. As described in footnote (11) to the Selling Stockholders table, Jack Serruya and Simon Serruya each own 50% of Sheppard Avenue Inc. As described in footnote (12) to the Selling Stockholders table Jack Serruya and Simon Serruya each own 25% of Yogen Fruz Canada Inc.

•

Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 21,028,594 shares of Swisher Hygiene Inc. as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “Funds”).

•	Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the Funds, each has sole power to dispose of the 21,028,594 shares owned by the Funds.

•

Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

•

Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

•

On July 22, 2011, in connection with the acquisition of certain assets of GLC Linen, LLC, Swisher Hygiene issued a promissory note to Donald Gravette, which note is convertible for up to 201,925 shares of our common stock. Mr. Gravette has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

On August 12, 2011, in connection with the acquisition of certain assets of North Texas Hygiene, Inc., the Company issued a convertible promissory note, which may be converted into a maximum of 362,000 shares of our common stock to North Texas Hygiene, Inc. Randy Dixon, who has investment control of North Texas Hygiene, Inc., has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

On August 16, 2011, in connection with the acquisition of certain assets of Washing Systems, LLC, the Company issued a convertible promissory note, which may be converted into a maximum of 150,000 shares of our common stock to Washing Systems, LLC. Robert W. Fisher, who has investment control of Washing Systems, LLC, has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

On August 16, 2011, in connection with the acquisition of GJB Services, Inc., the Company issued a convertible promissory note, which may be converted into a maximum of 73,438 shares of our common stock to GJB Services, Inc. Gary Bralight, who has investment control of GJB Services, Inc., has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

On August 26, 2011, in connection with the acquisition of certain assets of Professional Service & Supply, Inc., the Company issued a convertible promissory note which may be converted into a maximum of 101,625 shares of our common stock to Professional Service & Supply, Inc. Troy Elliott, who has investment control of Professional Service & Supply, Inc., has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

On August 30, 2011, in connection with the acquisition of Kitter Corporation, the Company issued a convertible promissory note which may be converted into a maximum of 237,500 shares of our common stock to Kitter Corporation. Timothy M. Cantrell, who has investment control of Kitter Corporation, has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

On August 30, 2011, in connection with the acquisition of Sanico Mat Rentals, LLC, the Company issued a convertible promissory note which may be converted into a maximum of 101,563 shares of our common stock to Sanico Mat Rentals, LLC. John B. Sandras, who has investment control of Sanico Mat Rentals, LLC, has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

On September 1, 2011, in connection with the acquisition of certain assets of Evergreen Hygiene Company, the Company issued a convertible promissory note which may be converted into a maximum of 313,040 shares of our common stock to Evergreen Hygiene Company. Eric Neville, who has investment control of Evergreen Hygiene Company, has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

On September 12, 2011, in connection with the acquisition of Go! Hospitality Services, LLC, the Company issued a convertible promissory note which may be converted into a maximum of 181,250 shares of our common stock to Go! Hospitality Services, LLC. Michael R. Brosius, who has investment control of Go! Hospitality Services, LLC, has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

On September 23, 2011, in connection with the acquisition of certain assets of LTD of Wisconsin, Inc., dba Midwest Alchemist, the Company issued a convertible promissory note which may be converted into a maximum of 56,250 shares of our common stock to LTD of Wisconsin, Inc. dba Midwest Alchemist. Lee J. Wackman, who has investment control of LTD of Wisconsin, Inc., has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

On September 27, 2011, in connection with the acquisition of certain assets of Try-Chem Services, LLC, the Company issued a convertible promissory note which may be converted into a maximum of 75,000 shares of our common stock to Try-Chem Services, LLC. Laurence R. Gempp, Sr., who has investment control of Try-Chem Services, LLC, has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

On October 3, 2011, in connection with the acquisition of certain assets of L&F Sales Co., Inc., the Company issued a convertible promissory note which may be converted into a maximum of 76,875 shares of our common stock to L&F Sales Co., Inc. Rebecca J. Bower, who has investment control of L&F Sales Co., Inc., has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

On October 3, 2011, in connection with the acquisition of certain assets of The BLP Group, Inc. d/b/a Santec Services, the Company issued a convertible promissory note which may be converted into a maximum of 68,750 shares of our common stock to The BLP Group, Inc. Peter Garda, who has investment control of The BLP Group, Inc., has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

On October 3, 2011, in connection with the acquisition of certain assets of Kasper CPR, Inc. d/b/a Guardian Environmental, the Company issued a convertible promissory note which may be converted into a maximum of 18,750 shares of our common stock to Kasper CPR, Inc. John Kasper, who has investment control of Kasper CPR, Inc., has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

On October 12, 2011, in connection with the acquisition of certain assets of A.C.M. Services, Inc., the Company issued a convertible promissory note which may be converted into a maximum of 337,500 shares of our common stock to A.C.M. Services, Inc. Charles MacMurphy, who has investment control of A.C.M. Services, Inc., has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

On October 17, 2011, in connection with the acquisition of certain assets of West Coast Laundry & Warewashing Technologies, Inc., the Company issued a convertible promissory note which may be converted into a maximum of 175,000 shares of our common stock to West Coast Laundry & Warewashing Technologies, Inc. James Sinatra, who has investment control of West Coast Laundry & Warewashing Technologies, Inc., has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

On October 21, 2011, in connection with the acquisition of certain assets of Gulf Coast Laundry Services of Mississippi, LLC, the Company issued a convertible promissory note which may be converted into a maximum of 350,000 shares of our common stock to Gulf Coast Laundry Services of Mississippi, LLC. David L. Gross, who has investment control of Gulf Coast Laundry Services of Mississippi, LLC, has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

On December 19, 2011, in connection with the acquisition of certain assets of Bakewell Chemical Company, Inc., the Company issued a convertible promissory note which may be converted into a maximum of 500,000 shares of our common stock to Bakewell Chemical Company, Inc. William Bakewll, who has investment control of Bakewell Chemical Company, Inc., has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•

We acquired the minority interests of Service DC, LLC on October 31, 2011. Larry Scartz, who had investment control of the minority equity interests of Service DC, LLC before the acquisition, has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

PLAN OF DISTRIBUTION

We are registering the shares of common stock to permit the resale of these shares of common stock by the holders of the common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling stockholders), may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the securities by one or more of the following methods, without limitation:

a)	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

b)	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

c)	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

d)	ordinary brokerage transactions and transactions in which the broker solicits purchases;

e)	privately negotiated transactions;

f)	short sales;

g)	through the writing of options on the securities, whether or not the options are listed on an options exchange;

h)	through the distribution of the securities by any selling stockholder to its partners, members or stockholders;

i)	one or more underwritten offerings on a firm commitment or best efforts basis; and

j)	any combination of any of these methods of sale.

The selling stockholders may also transfer the securities by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the securities.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the securities in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder’s securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder’s securities will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act of 1933, the aggregate amount of selling stockholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders’ securities of securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the securities by those brokerdealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling stockholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We have agreed to indemnify in certain circumstances the selling stockholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The securities of securities offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. We have agreed to register the securities under the Securities Act of 1933, and, subject to the requirements if the securities laws or regulations, to keep the registration statement of which this prospectus is a part effective until the earlier of the date on which the selling stockholders have sold all of the securities and two years after the effective date of the registration statement. We have agreed to pay all expenses in connection with this offering, except for any underwriting discounts, concessions, commissions or fees of the selling stockholders or any fees and expenses of counsel or other advisors to the selling stockholders.

We will not receive any proceeds from sales of any securities by the selling stockholders.

We cannot assure you that the selling stockholders will sell all or any portion of the securities offered hereby.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8–K:

•

The Annual Report on Form 10–K for the fiscal year ended December 31, 2010, filed on March 31, 2011, and the portions of the Company’s proxy statement on Schedule 14A for the Company’s Annual Meeting of Stockholders filed with the SEC on April 11, 2011 that are incorporated therein;

•

The Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2011, filed on May 16, 2011, for the fiscal quarter ended June 30, 2011, filed on August 15, 2011, and for the fiscal quarter ended September 30, 2011, filed on November 14, 2011;

•

The Current Reports on Form 8–K filed on January 31, 2011, February 11, 2011, February 17, 2011, February 24, 2011, March 4, 2011, as amended by Amendment No. 1 on Form 8-K/A on March 31, 2011, March 22, 2011, March 24, 2011, April 5, 2011, as amended by Amendment No. 1 on Form 8-K/A on April 20, 2011 and further amended by Amendment No. 2 on Form 8-K/A on April 20, 2011, April 15, 2011, April 19, 2011, May 10, 2011, as amended by Amendment on Form 8-K/A on September 30, 2011, and August 18, 2011; and

•	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on February 1, 2011; and

•

The description of the Company’s common stock contained in the Company’s Registration Statement on Form 10, filed with the SEC on November 9, 2010, as amended by Amendment No. 1 to Form 10, filed on December 15, 2010, as amended by Amendment No. 2 to Form 10, filed on January 11, 2011, as further amended by Amendment No. 3 to Form 10, filed January 31, 2011.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus but not delivered with the prospectus, including any exhibits to such documents that are specifically incorporated by reference in those documents.

Please make your request by writing or telephoning us at the following address or telephone number:

Swisher Hygiene Inc.

4725 Piedmont Row Drive, Suite 400

Charlotte, North Carolina 28210

Attention: Investor Relations

Tel: (704) 364-7707

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and file proxy statements and annual reports, quarterly reports, current reports and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room in Washington, D.C. located at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1–800–SEC–0330 for further information on the public reference rooms. The SEC maintains a Web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. Our SEC filings are also available free of charge at the SEC’s Web site at www.sec.gov. We have filed with the SEC a registration statement on Form S–3 under the Securities Act for the shares of common stock being offered by the selling stockholders. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Anyone may obtain the registration statement and its exhibits and schedules from the SEC as described above.

LEGAL MATTERS

The validity of the shares of common stock offered pursuant to this prospectus will be passed upon for us by Akerman Senterfitt, Miami, Florida.

EXPERTS

The consolidated financial statements and schedule as of December 31, 2010 and for the year then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Swisher Hygiene Inc. at and for the years ended December 31, 2009 and December 31, 2008 incorporated by reference into this prospectus, to the extent and for the periods indicated in their report, have been audited by Scharf Pera & Co., PLLC, independent registered public accountants, and are incorporated herein in reliance upon the authority of such firm as experts in accounting and auditing in giving such report.

The consolidated financial statements of Choice at and for the fiscal years ended September 30, 2010 and September 30, 2009, incorporated by reference into this prospectus have been audited by Kreischer Miller, independent auditor, and are incorporated herein in reliance upon the authority of such firm as experts in the accounting and auditing in giving such report.

The consolidated financial statements of Mt. Hood, the financial statements of ProClean, and the combined financial statements of Central Carting Disposal, Inc. and CCI Hauling, Inc. at and for the fiscal year ended December 31, 2010, incorporated by reference into this prospectus have been audited by Scharf Pera & Co., PLLC, independent registered public accountants, and are incorporated herein in reliance upon the authority of such firm as experts in the accounting and auditing in giving such report.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

SEC registration fee	$59,691(1)
Legal fees and expenses	$25,000
Accounting fees and expenses	$15,000
Miscellaneous	$20,000

Total	$94,690

(1) An aggregate of $59,475 was previously paid.

All amounts are estimates, other than the SEC’s registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling stockholders. The selling stockholders, however, will pay all underwriting discounts and selling commissions, if any.

Item 15. Indemnification of Directors and Officers.

We are a corporation organized under the laws of the State of Delaware. Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides that a director shall not be liable to us or our stockholders, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses (including attorneys’ fees) incurred in connection with an action or proceeding (other than an action or proceeding brought by or in the right of the corporation) to which such person is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful. Section 145 of the General Corporation Law of the State of Delaware further provides that, in the case of actions brought by or in the right of the corporation, such corporation has the power to indemnify such person only against expenses (including attorneys’ fees) incurred in connection with the defense or settlement of an action or proceeding to which such person is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner the person reasonably believes to be in or not opposed to the best interests of the corporation, and no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. Section 145 further provides that, to the extent a present or former director of the corporation has been successful on the merits or otherwise in any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. It also provides that the expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as provided by Section 145 of the General Corporation Law of the State of Delaware. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Our bylaws provide that we will indemnify our current and former directors and officers and persons who, while serving as a director or officer of Swisher Hygiene, act or acted at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred, to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, our bylaws provide that we will pay the expenses (including attorneys’ fees) incurred by any such person in defending any proceeding in advance of its final disposition, provided that such payment will be made only upon the receipt of an undertaking by such person to repay all amounts if it is ultimately determined that such person is not entitled to indemnification.

At present, there is no pending litigation or proceeding involving any of our directors or officers in which indemnification or advancement is sought. We are not aware of any threatened litigation that may result in claims for advancement or indemnification.

We have been advised that in the opinion of the SEC, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and other persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than payment of expenses incurred or paid by a director or officer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or other person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits.

Exhibit Number	Exhibit Description

5.1	Opinion of Akerman Senterfitt

10.1	Securities Purchase Agreement, dated March 22, 2011. (On March 22, 2011, Swisher Hygiene Inc. entered into an additional 11 securities purchase agreements which are substantially identical in all material respects to this exhibit expect as to the parties thereto and the number of shares of common stock of Swisher Hygiene purchased. Attached to this exhibit is a schedule identifying the parties to the additional 11 securities purchase agreements and the number of shares of common stock of Swisher Hygiene purchased by such parties.) (incorporated by reference to Exhibit 10.27 to the Company’s Pre-Effective Amendment No. 3 to Registration Statement on Form S-4, filed with the Securities and Exchange Commission on April 21, 2011.)

10.2	Securities Purchase Agreement, dated April 15, 2011. (On April 15, 2011, Swisher Hygiene Inc. entered into an additional 16 securities purchase agreements which are substantially identical in all material respects to this exhibit expect as to the parties thereto and the number of shares of common stock of Swisher Hygiene purchased. Attached to this exhibit is a schedule identifying the parties to the additional 16 securities purchase agreements and the number of shares of common stock Swisher Hygiene purchased by such parties.) (incorporated by reference to Exhibit 10.28 to the Company’s Pre-Effective Amendment No. 3 to Registration Statement on Form S-4, filed with the Securities and Exchange Commission on April 21, 2011.)

10.3	Subscription Receipts Agreement, dated February 23, 2011. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on February 24, 2011.)

23.1	Consent of BDO USA, LLP

23.2	Consent of Scharf Pera & Co., PLLC

23.3	Consent of Kreischer Miller

23.4	Consent of Scharf Pera & Co., PLLC

23.5	Consent of Scharf Pera & Co., PLLC

23.6	Consent of Scharf Pera & Co., PLLC

23.7	Consent of Akerman Senterfitt (included on Exhibit 5.1 herewith)

24.1	Power of Attorney (included on signature page)

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post–effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post–effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

Provided, however, that:

paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post–effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post–effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Charlotte, State of North Carolina, on this 13th day of January, 2012.

SWISHER HYGIENE INC.

By:	/s/ STEVEN R. BERRARD
Steven R. Berrard
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven R. Berrard and Thomas Aucamp, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN R. BERRARD Steven R. Berrard	President, Chief Executive Officer and Director (Principal Executive Officer)	January 13, 2012

/s/ MICHAEL KIPP Michael Kipp	Senior Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	January 13, 2012

/s/ H. WAYNE HUIZENGA H. Wayne Huizenga	Chairman of the Board	January 13, 2012

/s/ DAVID BRALEY David Braley	Director	January 13, 2012

/s/ JOHN ELLIS BUSH John Ellis Bush	Director	January 13, 2012

/s/ HARRIS W. HUDSON Harris W. Hudson	Director	January 13, 2012

/s/ WILLIAM D. PRUITT William D. Pruitt	Director	January 13, 2012

/s/ DAVID PRUSSKY David Prussky	Director	January 13, 2012

/s/ MICHAEL SERRUYA Michael Serruya	Director	January 13, 2012

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

5.1	Opinion of Akerman Senterfitt

23.1	Consent of BDO USA, LLP

23.2	Consent of Scharf Pera & Co., PLLC

23.3	Consent of Kreischer Miller

23.4	Consent of Scharf Pera & Co., PLLC

23.5	Consent of Scharf Pera & Co., PLLC

23.6	Consent of Scharf Pera & Co., PLLC

23.7	Consent of Akerman Senterfitt (included on Exhibit 5.1 herewith)

24.1	Power of Attorney (included on signature page)